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                                                                      Exhibit 99
                                                                      ----------

                                                   CONTACT:  RICHARD J. GONZALEZ
                                                 VICE PRESIDENT, CHIEF FINANCIAL
                                                  OFFICER, TREASURER & SECRETARY
                                                            (504) 652-4900

FOR IMMEDIATE RELEASE

                            BAYOU STEEL CORPORATION
                            -----------------------
                   ACQUIRES ASSETS OF TENNESSEE VALLEY STEEL
                   -----------------------------------------


  LaPlace, Louisiana (May 2, 1995) --- Bayou Steel Corporation announced that it has completed the acquisition of the assets of Tennessee Valley Steel of Harriman, Tennessee, for $30.5 million. The acquisition was financed with a combination of existing resources and the company's line of credit.
Finalization of the permanent financing is expected to be completed shortly.

  The newly acquired assets will be named "Bayou Steel Corporation (Tennessee)" and is a wholly owned subsidiary of Bayou Steel Corporation.

  Bayou Steel expects to operate Bayou Steel Corporation (Tennessee) as a complement to its Louisiana-based minimill which produces light structural steel made from recycled scrap metal. Jerry M. Pitts, President and COO of Bayou Steel Corporation, said "this strategic acquisition will allow Bayou Steel to more fully utilize its assets at its Louisiana minimill, where an idled second furnace will be reactivated to provide steel billets for its new Tennessee operation. Bayou Steel of Tennessee will utilize its rolling mill and shipping facilities to convert billets into merchant bar shapes and to warehouse and ship directly to customers. These products will complement Bayou Steel's current product line, giving it one of the widest ranges of bar and light structural steel in the domestic industry."

  Bayou Steel plans to add 40 employees at its Louisiana facility and approximately 120 at the Tennessee rolling mill.

  Located on the Mississippi River, Bayou Steel operates three stocking locations along the inland waterway system near Pittsburgh, Chicago, and Tulsa. The common stock of Bayou Steel Corporation is traded on the American Stock Exchange under the symbol "BYX".